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                                                                Exhibit 3.1(v)

                            CERTIFICATE OF AMENDMENT

                                     OF THE

                           CERTIFICATE OF DESIGNATION

                         FOR SERIES C SENIOR CUMULATIVE
               COMPOUNDING CONVERTIBLE REDEEMABLE PREFERRED STOCK

                                       OF

                               MENTUS MEDIA CORP.

                         PURSUANT TO SECTION 242 OF THE
                        DELAWARE GENERAL CORPORATION LAW

                          ---------------------------

            MENTUS MEDIA CORP. (the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

            FIRST: That the board of directors of the Corporation, by unanimous written consent, duly adopted resolutions setting forth a proposed amendment to the Certificate of Designation for the Series C Senior Cumulative Compounding Convertible Preferred Stock, par value $1.00 per share of the Corporation, of the Corporation, declaring such amendment to be advisable and authorizing the solicitation of written consents of the stockholders of the Corporation with respect thereto. The resolution setting forth the proposed amendment is as follows:

            RESOLVED, that the Certificate of Designation for the Corporation's Series C Senior Cumulative Compounding Convertible Redeemable Preferred Stock, par value $1.00 per share, be amended as follows:

            1. The definition of "Employee Option" in Section 2 is amended to read in its entirety as follows:

            "Employee Option" means any option to purchase Common Stock for cash which is granted by or with the approval of the Compensation Committee to any director, officer, employee or consultant of the Corporation or any subsidiary of the Corporation pursuant to either
            (i) the Corporation's 1993 Stock Option Plan or the Corporation's 1994 Stock Option Plan as in effect on the Closing Date, (ii) any other option plan adopted by the Corporation after the Closing Date with the prior approval of the Majority Senior Holders, in each case as the same may be amended from time to time with the prior approval of the Majority Senior Holders, or (iii) any stock option plan in the form approved by the Compensation Committee for the issuance of Common Stock which shall not exceed 53,000 shares of Common Stock (as
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            adjusted for stock splits, combinations, recapitalization, reorganizations and similar transactions) provided that the options granted pursuant to such plans shall not be issued with an exercise price per share of Common Stock less than the lesser of (a) $77 (as adjusted for stock splits, combinations, recapitalizations, reorganizations and other similar transactions) or (b) the Conversion Price at the time of issuance, without the consent of the Series B Director.

            2. The definition of "Rights" in Section 2 is amended to add ", and specifically includes the Warrants" immediately after the word "contingency" at the end of the definition.

            3. Section 2 is further amended by adding thereto, in the proper alphabetical order, the following additional defined terms:

            "Refinancing Obligations" shall have the meaning set forth in
Section 3(h).

            "Senior Note Indenture" means the Indenture dated as of February 18, 1998, as the same may be amended from time to time with the approval of the majority of the Board of Directors of the Corporation, which majority includes the Series B Director.

            "Senior Notes" means the 12% Senior Secured PIK Notes due 2003, any promissory notes or replacement obligations issued in exchange therefor in connection with an exchange offering conducted by the Corporation, as the same may be amended from time to time with the approval of the majority of the Board of Directors of the Corporation, which majority includes the Series B Director.

            "Warrants" means the 125,240 warrants to purchase Common Stock of the Corporation that are issued pursuant to and subject to that certain Warrant Agreement dated as of February 18, 1998, as the same may be amended from time to time with the approval of the majority of the Board of Directors of the Corporation, which majority includes the Series B Director.

            4. Section 6(a) is amended by deleting "the fifth anniversary of the Closing Date" immediately after the words "prior to" in the first sentence, and adding "March 1, 2003" in its place.

            5. Section 3(h) is amended by adding the following at the end of the
Section:

            "If, at any time while the Senior Notes, or any obligation or obligations incurred by the Company in refinancing of the Senior Notes (the "Refinancing Obligations"), are outstanding, a redemption of shares of Series C Preferred Stock is required by the terms hereof (or would be required but for the provisions of this clause), but the payment to the holders of the Series C Preferred Stock of the redemption price therefor would result in a breach of or event of default under the Senior Note Indenture (or other governing document in respect of the Senior Notes or Refinancing Obligations), then the Corporation shall comply with this Section 3(h), but unless and until otherwise approved by
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the requisite holders of the Senior Notes or Refinancing Obligations, or the
outstanding Senior Notes or Refinancing Obligations are paid in full, the Corporation shall not pay such redemption price or consummate any Investor Approved Action to the extent that such a breach or event of default would occur; however, nothing contained herein is intended to impair, as between the Corporation and the holders of the Series C Preferred Stock, the obligations of the Corporation, which are absolute and unconditional, to redeem the shares thereof when and as otherwise would be required, to affect the relative rights of the holders of such shares and creditors of the Corporation other than the holders of the Senior Notes and Refinancing Obligations, or to prevent the holders of the Series C Preferred Stock from exercising all rights and remedies otherwise permitted by applicable law, subject to the express terms of this provision for the benefit of the holders of the Senior Notes and Refinancing Obligations.

            6. Subsection (l) of Section 9 is amended by deleting the word "sentence" in the first time such word appears, and adding the words "two sentences" in its place, and by adding the following sentence at the end of such
Section:

            "No adjustment under this Section 9(l) shall be required by reason of the issuance of Warrants."

            7. Clause (A) of subsection (n) of Section 9 is amended by deleting the phrase "shares of the Series C Preferred Stock referred to in the last sentence of Section 9(m)" in the first place such words appear in such clause and adding the following, in lieu thereof:

            "(1) shares of the Series C Preferred Stock referred to in the last sentence of Section 9(m), and (2) Warrants."

            8. Clause (C) of subsection (n) of Section 9 is amended by adding the following at the end of the Section:

            "; provided, however, that except in the case of an amendment or modification of or departure from the terms thereof that is not approved by the Series B Director, the foregoing shall not apply to any Rights described in the last two sentences of Section 9(l) or any Convertible Securities described in the last sentence of Section 9(m)."

            SECOND: That the appropriate stockholders of the Corporation approved such amendment by written consent in accordance with Section 228 of the General Corporation Law of the State of Delaware.

            THIRD: That such amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

      IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed by duly authorized officers of the Corporation this 17th day of February, 1998.
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                                          By:
                                             -------------------------------
                                          Name: Thomas Pugliese
                                          Title: CEO


                                          By:
                                             -------------------------------
                                          Name: Michael Kolthoff
                                          Title: Asst. Secretary